                                  EXHIBIT 2.2

________________________________________________________________________________
________________________________________________________________________________



                       AGREEMENT AND PLAN OF AFFILIATION

                    DATED AS OF THE 16TH DAY OF APRIL, 1998

                                  BY AND AMONG

                         SUSQUEHANNA BANCSHARES, INC.,

                            SUSQUEHANNA INTERIM BANK

                                      AND

                               FIRST CAPITOL BANK



________________________________________________________________________________
________________________________________________________________________________

                               TABLE OF CONTENTS

                                                                         PAGE(S)
                                                                         -------

ARTICLE I THE PLAN OF MERGER...................................................2

     SECTION 1.1  The Merger; Closing; Effective Time..........................2
     SECTION 1.2  Effect on Outstanding Shares.................................3
     SECTION 1.3  Surrender and Exchange of Bank Certificates..................3
     SECTION 1.4  Dissenters' Rights...........................................5
     SECTION 1.5  Other Matters................................................5
     SECTION 1.6  Bank Warrants................................................5

ARTICLE II CONDUCT PENDING THE MERGER..........................................6

     SECTION 2.1  Conduct of Bank's Businesses Prior to the Effective Time.....6
     SECTION 2.2  Forbearance by Bank..........................................6
     SECTION 2.3  Cooperation..................................................7
     SECTION 2.4  Conduct of SBI's Business Prior to the Effective Time........7

ARTICLE III REPRESENTATIONS AND WARRANTIES.....................................7

     SECTION 3.1  Representations and Warranties of Bank.......................7
     SECTION 3.2  Representations and Warranties of SBI and its Material
                  Subsidiaries................................................22

ARTICLE IV COVENANTS..........................................................29

     SECTION 4.1  Acquisition Proposals.......................................29
     SECTION 4.2  Securities Registration and Disclosure......................29
     SECTION 4.3  Employees...................................................30
     SECTION 4.4  Access and Information......................................32
     SECTION 4.5  Certain Filings, Consents and Arrangements..................33
     SECTION 4.6  Takeover Statutes...........................................33
     SECTION 4.7  Additional Agreements.......................................34
     SECTION 4.8  Publicity...................................................34
     SECTION 4.10  Notification of Certain Matters............................34
     SECTION 4.11  Insurance..................................................34
     SECTION 4.12  Dividends..................................................34
     SECTION 4.13  Indemnification; Insurance.................................34

          AGREEMENT AND PLAN OF AFFILIATION dated as of the 16th day of April, 1998 (this "Plan" or this "Agreement"), is entered into by and among Susquehanna Bancshares, Inc., a Pennsylvania corporation ("SBI"), Susquehanna Interim Bank, a Pennsylvania state chartered bank ("Interim Bank"), and First Capitol Bank, also a Pennsylvania state chartered bank ("Bank").

                                   RECITALS:

          WHEREAS, SBI is a multi-state, multi-institution bank holding company; and

          WHEREAS, Interim Bank will be a wholly-owned bank subsidiary of SBI created solely for the purpose of facilitating the transactions described in this Agreement; and

          WHEREAS, Bank is an independent financial institution with a strong record of performance; and

          WHEREAS, the boards of directors of SBI and Bank have each determined that it is in the best interest of their respective shareholders for SBI to acquire Bank by means of a merger of Interim Bank with and into Bank (the "Merger") as a result of which Bank will become a wholly-owned subsidiary of SBI, all upon the terms and subject to the conditions set forth herein; and

          WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth the conditions to the Merger; and

          WHEREAS, as a condition and inducement to SBI's and Interim Bank's willingness to enter into this Agreement, the following agreements of even date herewith have been concurrently executed and delivered herewith: (i) a stock option agreement (the "Stock Option Agreement") among SBI, Interim Bank and the Bank; (ii) a voting agreement (a "Voting Agreement") between each of the directors of the Bank and National Penn Investment Company ("National Penn") and SBI; and (iii) a warrant substitution agreement (the "Warrant Substitution Agreement") among SBI, the Bank, National Penn and David A. Friedman, a director of the Bank; and

          WHEREAS, Bank, SBI and Interim Bank desire to merge in the manner provided for herein and to adopt this Agreement as a plan of reorganization and to consummate such plan in accordance with the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

          NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I
                               THE PLAN OF MERGER

           SECTION 1.1  The Merger; Closing; Effective Time.
                        -----------------------------------

          (a) Subject to the terms and conditions of this Agreement and in accordance with the applicable laws of the Commonwealth of Pennsylvania, at the Effective Time (as defined in Section 1.1(c)), Interim Bank shall be merged with and into Bank and the separate corporate existence of Interim Bank shall thereupon cease. Bank shall be the surviving bank in the Merger (sometimes hereinafter referred to as the "Surviving Bank") and shall continue to be governed by the laws of the Commonwealth of Pennsylvania and shall continue to be a Pennsylvania state chartered commercial bank, and the separate corporate existence of Bank with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The name of the Surviving Bank shall be "First Capitol Bank." The Merger shall have the effects specified in the Pennsylvania Banking Code of 1965, as amended ("Banking Code") and the Pennsylvania Business Corporation Law of 1988, as amended ("PBCL").

          (b) The closing of the Merger (the "Closing") shall take place at such place and time and on such date following three (3) business days' notice to Bank, as shall be agreed upon by all parties, which date shall not be later than the 30th business day after (i) the last approval of required governmental authorities is granted and any related waiting periods expire, (ii) the lifting, discharge or dismissal of any stay of any such governmental approval or of any injunction against the Merger and (iii) all shareholder approvals required by the parties hereunder are received.

          (c) Immediately following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VI hereof, Interim Bank and Bank will request that the Pennsylvania Department of Banking ("Banking Department") cause the articles of merger (the "Articles of Merger") to be delivered and properly filed with the Department of State of the Commonwealth of Pennsylvania (the "Department of State"). The Merger shall become effective at the time specified by the Department of Banking in its transmittal to the Department of State, which, at the request of SBI, shall be at 12:01 a.m. on the business day of the Closing (the "Effective Time"). The "Effective Date" when used herein means the day on which the Effective Time for the Merger occurs.

          (d) At the Effective Time, the articles of incorporation and bylaws of Interim Bank in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Bank. At the Effective Time, the directors and officers of Bank immediately prior to the Effective Time shall be and become the directors and officers of the Surviving Bank with such additions or deletions to which senior management of SBI and Bank shall mutually agree.

          (e) At the meeting of the SBI Board of Directors next following the Effective Time, Owen O. Freeman, Jr. shall become a director of SBI.

           SECTION 1.2  Effect on Outstanding Shares.
                        ----------------------------

          (a) At the Effective Time, by virtue of the Merger, automatically and without any action on the part of the holder thereof, subject to the provisions of Section 1.3 hereof with respect to the payment of fractional shares in cash and Section 1.4 hereof with respect to dissenters' rights, if any, each share of common stock, par value $10.00 share, of Bank (the "Bank Common Stock") issued and outstanding at the Effective Time (other than (i) shares the holders of which (each a "Dissenting Shareholder") are exercising appraisal rights pursuant to the PBCL (the "Dissenters' Shares"), if any, and (ii) shares held directly or indirectly by SBI, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall become and be converted into the right to receive shares of Common Stock par value $2.00 per share, of SBI ("SBI Common Stock") determined in conformity with the Exchange Ratio set forth at Schedule 1.2 hereof (such SBI Common Stock, determined on the basis of the Exchange Ratio, as to each Bank shareholder and, collectively, to all Bank shareholders is the "Merger Consideration"). As of the Effective Time, each share of Bank Common Stock held directly or indirectly by SBI, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

          (b) The shares of common stock of Interim Bank issued and outstanding immediately prior to the Effective Time, by virtue of and after the Merger, shall be converted into and thereafter constitute the issued and outstanding shares of the capital stock of the Surviving Bank.

          (c) If prior to the Effective Time, the number of outstanding shares of SBI Common Stock shall have been increased or decreased through a reclassification, stock dividend, stock split or reverse stock split, or other similar change, appropriate adjustment shall be made to the Exchange Ratio.

           SECTION 1.3  Surrender and Exchange of Bank Certificates.
                        -------------------------------------------

          (a) Within five (5) business days after the Effective Time, SBI shall cause to be sent to each person who immediately prior to the Effective Time was a holder of record of Bank Common Stock transmittal materials and instructions for surrendering certificates for Bank Common Stock ("Old Certificates") in exchange for a certificate for the number of whole shares of SBI Common Stock to which such person is entitled under Section 1.2 hereof.

          (b) No certificates for fractional shares of SBI Common Stock shall be issued in connection with the Merger. In lieu thereof, SBI shall issue to any holder of Bank Common Stock certificates otherwise entitled to a fractional share, upon surrender of such certificates in accordance with the instructions furnished by SBI, a check for an amount of cash equal to the fraction of a share of SBI Common Stock represented by the certificates so surrendered multiplied by the Average Closing Price per share of SBI Common Stock as determined in conformity with Schedule 1.2 and as defined therein.

          (c) If the record date of any dividend on SBI Common Stock occurs after the Effective Time, the declaration shall include dividends on all whole shares of SBI Common Stock into which shares of Bank Common Stock have been converted under this Agreement, but no former holder of Bank Common Stock shall be entitled to receive payment of any such dividend until surrender of the shareholder's Old Certificates shall have been effected in accordance with the instructions furnished by SBI. Upon surrender for exchange of a shareholder's Old Certificates, such shareholder shall be entitled to receive from SBI an amount equal to all such dividends, without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon, declared, and for which the payment date has occurred, on the whole shares of SBI Common Stock into which the shares represented by such Old Certificates have been converted.

          (d) After the Effective Time, there shall be no transfer on the stock transfer books of Bank, Surviving Bank or SBI of shares of Bank Common Stock.
If Old Certificates are presented for transfer after the Effective Time, they shall be canceled and certificates representing whole shares of SBI Common Stock (and a check in lieu of any fractional share) shall be issued in exchange therefor as provided herein.

          (e) In the event that any Old Certificates have not been surrendered for exchange in accordance with this Section on or before the second anniversary of the Effective Time, SBI may at any time thereafter, with or without notice to the holders of record of such Old Certificates, sell for the accounts of any or all of such holders any or all of the shares of SBI Common Stock which such holders are entitled to receive under Section 1.2 hereof (the "Unclaimed Shares"). Any such sale may be made by public or private sale or sale at any broker's board or on any securities exchange in such manner and at such times as SBI shall determine. If, in the opinion of counsel for SBI, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the "Securities Act") and applicable state laws. SBI shall not be obligated to make any sale of Unclaimed Shares if it shall determine not do so, even if notice of sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold, to be paid to them upon surrender of the Old Certificates. From and after any such sale, the sole right of the holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by SBI for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by SBI.

          (f) If outstanding certificates for shares of Bank Common Stock are not surrendered prior to the date on which such certificates would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of SBI (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither SBI nor its agents or any other person shall be liable to any former holder of Bank Common Stock for any property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as SBI may direct as indemnity against any claim that may be made against it with respect to such Certificate, SBI will issue in exchange for such lost, stolen or destroyed Old Certificate, the shares of SBI Common Stock into which such Old Certificates has been converted pursuant to this Agreement.

          SECTION 1.4  Dissenters' Rights.  In accordance with the provisions of
                       ------------------
Sections 1607 and 1222 of the Banking Code and Section 1571 of the PBCL, the Bank shareholders are entitled to exercise dissenters rights.

           SECTION 1.5  Other Matters.
                        -------------

          (a) Notwithstanding any term of this Agreement to the contrary, SBI may, in its discretion at any time prior to the Effective Time, designate a direct or indirect wholly-owned subsidiary to substitute for Interim Bank as a constituent corporation in the Merger by written notice to Bank so long as the exercise of this right does not materially, adversely affect the interests of the Bank shareholders or cause a material delay in consummation of the transactions contemplated herein. For purposes of this Section 1.5(a), the directors of the Bank shall solely determine whether the exercise of this right by SBI would constitute a material adverse effect on the interests of the Bank shareholders. SBI shall also have the right to cause Interim Bank or such substitute to be the Surviving Bank of the Merger described at Section 1.1(a), so long as the exercise of such right does not have a material adverse effect on the interests of the holders of the capital stock of Bank or cause a material delay in, or otherwise adversely affect, consummation of the transactions contemplated herein; if such right is exercised, this Agreement shall be deemed to be modified to accord such change.

          (b) Subject to Section 5.3, nothing in this Agreement shall be deemed to restrict the ability of SBI or any of its subsidiaries to merge with or with and into another entity so long as such other transaction shall not materially, adversely affect the parties' ability to consummate the Merger or cause a material delay in, or otherwise adversely affect, consummation of the transactions contemplated herein.

          SECTION 1.6  Bank Warrants.  Bank hereby represents and warrants that
                       -------------
no warrants, options or other right to acquire capital stock of Bank are presently outstanding other than warrants to purchase 11,250 shares of Bank Common Stock which are held by David A. Friedman (the "Friedman Warrant") and by virtue of a stock purchase agreement dated July 25, 1988 by and between Bank and National Penn, pursuant to which National Penn has preemptive rights to purchase shares of Bank Common Stock if the Friedman Warrant is exercised ("Preemptive Rights Agreement"). In order to induce SBI to execute this Agreement, the Warrant Substitution Agreement has been executed and delivered, in the form attached hereto as Exhibit 1.6, for the purpose of superseding and governing the rights of the parties under the Friedman Warrant and the Preemptive Rights Agreement.

                                   ARTICLE II
                           CONDUCT PENDING THE MERGER

          SECTION 2.1  Conduct of Bank's Businesses Prior to the Effective Time.
                       --------------------------------------------------------
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Bank shall (and the word "it" in this Article II refers to Bank and each subsidiary of Bank) (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable efforts to maintain and preserve intact in all material respects its business organization, assets, leases, properties, employees and advantageous business relationships and use its reasonable efforts to retain the services of its officers and key employees, and (iii) not knowingly take any action which would materially or adversely affect or delay its ability to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement, and (iv) not knowingly take any action that is reasonably likely to have a Material Adverse Effect (as defined in Section 7.1 hereof) on Bank.

          SECTION 2.2  Forbearance by Bank.  During the period from the date of
                       -------------------
this Agreement to the Effective Time, Bank shall not, without the prior written consent of SBI:

          (a) other than in the ordinary course of business consistent with past practice in all material respects, (i) make any advance or loan, (ii) incur any indebtedness for borrowed money, except in replacement of existing or maturing debt, or (iii) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual, corporation or other person;

          (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any shares of its capital stock (other than in connection with the agreements and a stock purchase warrant set forth on Annex 2.2(b)) or any right to acquire, or securities evidencing a right to convert into or acquire any shares of its capital stock;

          (c) other than in the ordinary course of business, consistent with past practice and pursuant to policies, if any, currently in effect, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests or assets which are material to Bank or its subsidiaries, to any individual, corporation or other entity, (ii) cancel, release or assign any indebtedness of any such person, or (iii) assign any contracts or agreements as in force at the date of this Agreement;

          (d) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by law or by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than general or individual increases in compensation in the ordinary course of business consistent with past practice not in excess of 4%, on an aggregated basis, in any 12-month period, and payment of bonuses in the ordinary course, or voluntarily accelerate the vesting of any stock options or other compensation or benefit;

          (e) amend its articles of incorporation, or its bylaws, except as expressly contemplated by this Agreement or required by law or regulation, in each case as concurred in by its counsel;

          (f) except as set forth in Annex 2.2(f) hereto, change its method of accounting as in effect at December 31, 1997, except as required by changes in generally accepted accounting principles or required by law or regulation, in each case, as concurred in by its independent auditors; or

          (g) permit or allow its direct or indirect ownership of the capital stock of any subsidiary described in the annex hereto to be less than 100% of their respective total capital stock.

          SECTION 2.3  Cooperation.  Bank shall cooperate with SBI and SBI shall
                       -----------
cooperate with Bank in completing the transactions contemplated hereby and each shall not knowingly take, or cause to be taken, or knowingly agree or make any commitment to take, any action (i) that would cause any of the representations or warranties of it that are set forth in Article III hereof not to be true and correct in all material respects, or (ii) in the case of Bank, that is inconsistent with or prohibited by Section 2.1 or Section 2.2.

          SECTION 2.4  Conduct of SBI's Business Prior to the Effective Time.
                       -----------------------------------------------------
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, SBI shall not knowingly take any action and shall not knowingly cause its Material Subsidiaries (as hereinafter defined in Section 3.2(d) hereof) to take any action that is reasonably likely to have a Material Adverse Effect on SBI, on a consolidated basis.


                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

          SECTION 3.1  Representations and Warranties of Bank.  Bank represents
                       --------------------------------------
and warrants to SBI (and the word "it" in this Article III refers to Bank and each subsidiary of Bank), that, except as specifically disclosed in the Annex of disclosure schedules included herewith, to the best of its knowledge:

          (a) Corporate Organization and Qualification. Bank is a corporation duly incorporated, validly existing and duly subsisting under the laws of the Commonwealth of

Pennsylvania and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by Bank requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect on Bank and its subsidiaries, taken as a whole. Bank is a Pennsylvania state chartered bank and is a member of the Federal Reserve System. Bank has the requisite corporate and other power and authority (including all federal, state, local and foreign governmental authorizations) to carry on its businesses as now being conducted and to own its properties and assets. Bank has made available to SBI a complete and correct copy of the articles of incorporation and bylaws of Bank and such articles and bylaws are in full force and effect as of the date hereof.

          (b) Authorized Capital. The authorized capital stock of Bank consists of 2,000,000 shares of common stock, par value $10.00 per share, of which 505,933 shares were issued and outstanding as of the date of this Agreement and 500,000 shares of preferred stock, par value $10.00 per share, of which none were issued as of the date of this Agreement. No other equity securities are authorized for issuance by the Bank. All of the outstanding shares of capital stock of Bank have been duly authorized and are validly issued, fully paid and
nonassessable.   Bank does not have any shares of capital stock reserved for issuance except pursuant to the Friedman Warrant, the Preemptive Rights Agreement and the Stock Option Agreement. Bank does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with shareholders on any matter. The outstanding shares of capital stock of Bank have not been issued in violation of any preemptive rights. Except as set forth in Annex 3.1(b) or in Annex 3.1(m) and as provided in the Stock Option Agreement, there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Bank. After the Effective Time neither SBI nor Interim Bank will have any obligation to issue, transfer or sell any shares of capital stock pursuant to any Employee Plan (as defined in Section 3.1(m)).

          (c) Subsidiaries.  The Bank has no subsidiaries.

          (d) Corporate Authority. Subject only to approval of this Agreement by the holders of the number of votes required by Bank's articles of incorporation or bylaws cast by all holders of Bank Common Stock (without any minority, class or series voting requirement), and, subject to the regulatory approvals specified in Section 5.1(b) hereof, Bank has the requisite corporate power and authority, and legal right, and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions applicable to Bank contemplated hereby. This Agreement has been duly and validly executed and delivered by Bank and constitutes the valid and binding obligations of Bank, enforceable against Bank in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditors' rights or the application by a court of equitable principles.

          (e) No Violations. The execution, delivery and performance of this Agreement by it does not, the execution, delivery and performance of the Stock Option Agreement by it will not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) subject to receipt of the required regulatory approvals specified in Section 5.1(b), a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, to which it (or any of its respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on it, or enable any person to enjoin the Merger, (ii) a breach or violation of, or a default under Bank's articles of incorporation or bylaws,
(iii) a breach of any duty owed by Bank to any person holding an interest in Bank, or (iv) except as disclosed in Annex 3.1(e), a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of it under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which it is a party, or to which any of their respective properties or assets may be bound or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on it or enable any person to enjoin the Merger; and the consummation of the transactions contemplated hereby or, upon its execution and delivery, the Stock Option Agreement, will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) and (ii) the approval of its shareholders referred to in Section 3.1(d), (iii) any such approval, consent or waiver that already has been obtained and (iv) any other approvals, consents or waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on it or enable any person to enjoin the Merger.

          (f)  Reports.

               i. Bank's audited statement of financial condition as of and for the year ended December 31, 1997, and the unaudited statement of financial condition as of and for the nine-month period ended September 30, 1997, previously provided to SBI and each statement of financial condition provided after the date hereof to SBI (including in each case any related notes and schedules) as required by Section 4.4 hereof fairly presents or will fairly present the financial position of Bank as of its date and each of the statements of income and stockholders' equity and of cash flows provided therewith (including in each case any related notes and schedules), fairly presents or will fairly present the results of operations, stockholders' equity and cash flows, as the case may be, of Bank for the periods set forth therein (subject, in the case of unaudited interim statements, to year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

               ii. Except as set forth in Annex 3.1(f), it has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1993 with (A) the Banking Department, (B) the Federal Deposit Insurance Corporation (the "FDIC"), (C) the Board of Governors of the Federal Reserve System (the "Board"), and (D) any other regulatory authority (collectively, the "Bank Regulatory Agencies"), and all other material reports and statements required to be filed by it since January 1, 1993, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States or any Bank Regulatory Agency and has paid all fees and assessments due and payable in connection therewith, and no such report, registration or statement contains any material misstatement or omission or is otherwise in material noncompliance with any law, regulation or requirement.

          (g) Absence of Certain Changes or Events. Since January 1, 1998, to the date hereof, it has not incurred any material liability, except in the ordinary course of its business consistent with past practice, nor has there been any change in the financial condition, properties, assets, business, results of operations or prospects of it which, individually or in the aggregate, has had, or might reasonably be expected to result in, a Material Adverse Effect on it.

          (h) Taxes. Its federal income tax returns have been examined and closed or otherwise closed by operation of law through December 31, 1993. All federal, state, local and foreign tax returns required to be filed by it or on its behalf have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and, to the knowledge of management, all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, and all taxes required to be shown on returns for which extensions have been granted, have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles) other than those taxes which are being contested in appropriate forums in proceedings which are being diligently pursued. Adequate provision has been made on its balance sheet (in accordance with generally accepted accounting principles consistently applied) for all federal, state, local and foreign tax liabilities for periods subsequent to those for which returns have been filed. There is no audit examination, deficiency, or refund litigation pending or, to the knowledge of Bank, threatened, with respect to any taxes that could result in a determination that would have a Material Adverse Effect on it. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

          (i) Litigation and Liabilities. Except as set forth in Annex 3.1(i), there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings before any court, governmental agency or otherwise pending or, to the knowledge of management, threatened against it or
(ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which its management is aware that could reasonably be expected to result in any claims against or obligations or liabilities of it, that, alone or in the aggregate, are reasonably likely to have a Material Adverse Effect on it or to hinder or delay, in any material respect, consummation of the transactions contemplated by this Agreement.

          (j) Absence of Regulatory Actions. It is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities, including, without limitation, the Bank Regulatory Agencies, charged with the supervision or regulation of financial or depository institutions or engaged in the insurance of bank deposits nor has it been advised by any Bank Regulatory Agency that such body is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar undertaking.

          (k)  Agreements.

               i. Except for the Stock Option Agreement and as set forth in Annex 3.1(k) attached hereto, as of the date of this Agreement it is not a party to, or bound by, any oral or written:

                     (A) "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC");

                     (B) consulting agreement not terminable on thirty (30) days' or less notice involving the payment of more than $10,000 per annum, in the case of any such agreement;

                     (C) agreement with any officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement;

                     (D) agreement with respect to any officer providing any term of employment or compensation guarantee extending for a period longer than one year or for a payment in excess of $50,000;

                     (E) agreement or plan, including any stock option plan, stock appreciation rights plan, employee stock ownership plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                     (F) agreement containing covenants that limit its ability to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, it may carry on its business (other than as may be required by law or any regulatory agency);

                     (G) agreement, contract or understanding, other than this Agreement, regarding the capital stock of Bank or committing to dispose of some or all of the capital stock or substantially all of the assets of Bank; or

                     (H) collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization.

               ii. It is not in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject, other than such defaults or violations as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on it.

          (l) Labor Matters. It is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving it pending or threatened.

          (m) Employee Benefit Plans. Annex 3.1(m) contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other employee incentive and welfare contracts and plans, and all trust agreements related thereto, that it maintains or to which it contributes for any of its present or former directors, officers, or other employees (hereinafter referred to collectively as the "Employee Plans").

               i. All of the Employee Plans comply in all material respects with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable laws; it has not engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which is likely to result in any material penalties, taxes or other events under Section 502(i) of ERISA or Section 4975 of the Code which would have a Material Adverse Effect on it.

               ii. No liability to the Pension Benefit Guaranty Corporation has been or is expected by it to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it or any entity which is considered one employer with Bank under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate").

          iii. No Pension Plan or single-employer plan of an ERISA Affiliate had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last date of the end of the most recent plan year ending prior to the date hereof; all contributions to any Pension Plan or single-employer plan of an ERISA Affiliate that were required by Section 302 of ERISA and were due prior to the date hereof have been made on or before the respective dates on which such contributions were due; the fair market value of the assets of each Pension Plan or single-employer plan of an ERISA Affiliate exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan or single-employer plan of an ERISA Affiliate as of the end of the most recent plan year with respect to the respective Pension Plan or single-employer plan of an ERISA Affiliate ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan or single-employer plan of an ERISA Affiliate as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any Pension Plan or single-employer plan of an ERISA Affiliate within the 12-month period ending on the date hereof.

          iv. Neither has it provided, nor is it required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          v. Neither it nor any ERISA Affiliate has contributed to any "multi-employer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

          vi. Each Employee Plan of it which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service ("IRS") covering the requirements of the Tax Equity and Fiscal Responsibility Act of 1982, the Retirement Equity Act of 1984 and the Deficit Reduction Act of 1984 and the Tax Reform Act of 1986; it is not aware of any circumstances likely to result in revocation of any such favorable determination letter; each such Employee Plan has been amended to reflect the requirements of subsequent legislation applicable to such plans; and each Qualified Plan has complied at all relevant times in all material respects with all applicable requirements of
Section 401(a) of the Code.

          vii. Each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has at all relevant times satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder.

          viii. Neither it nor any ERISA Affiliate has committed any act or omission or engaged in any transaction that has caused it to incur, or created a material risk that it may incur, liability for any excise tax under Sections 4971 through 4980B, 4980D or 4980E of the Code, other than excise taxes which heretofore have been paid and fully reflected in its financial statements.

          ix. There is no pending or threatened litigation, administrative action or proceeding relating to any Employee Plan other than routine claims for benefits.

          x. Except as disclosed in Annex 3.1(m), there has been no announcement or legally binding commitment by it to create an additional Employee Plan, or to amend an Employee Plan except for amendments required by applicable law which do not materially increase the cost of such Employee Plan, and it does not have any obligations for retiree health and life benefits under any Employee Plan that cannot be terminated without incurring any liability thereunder except as required to be maintained by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

          xi. Except as disclosed in Annex 3.1(m), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Bank to any person which is an "excess parachute payment" (as defined in Section 280G of the Code) under any Employee Plan, increase any benefits payable under any Employee Plan, or accelerate the time of payment or vesting of any such benefit.

          xii. Except as disclosed in Annex 3.1(m), all required annual reports have been filed timely with respect to each Employee Plan, and it has made available to SBI a true and correct copy of (A) reports on the applicable form of the Form 5500 series filed with the IRS for plan years beginning after 1987, (B) such Employee Plan, including amendments thereto, (C) each trust agreement and insurance contract relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, and (E) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan.

      (n) Title to Assets. It has good and marketable title to its properties and assets (other than property as to which it is lessee), except for (i) such items shown in the Bank consolidated financial statements or notes thereto; (ii) liens on real property for current real estate taxes not yet delinquent or (iii) such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect on it. With respect to any property leased by it, there are no defaults by it, or any of the other parties thereto, or any events which, with the giving of notice or lapse of time or both, would become defaults by it or any of the other parties thereto, under any of such leases, except for such defaults or events which would not, individually or in the aggregate, have a Material Adverse Effect on it; and all such leases are in full force and effect and are enforceable against it, as the case may be, and there is no circumstance existing as of the date of this Agreement which causes or would cause such leases to be unenforceable against any of the other parties thereto except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally as well as principles of equity to the extent enforcement by a court of equity is required.

          (o) Compliance with Laws. It has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which could, individually or in the aggregate, have a Material Adverse Effect on it; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened.

          (p) Fees. Except as set forth in Annex 3.1(p) attached hereto, neither it nor any of its respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it in connection with the Agreement or the transactions contemplated hereby.

          (q)  Environmental Matters.

               i.   Except as disclosed in Annex 3.1(q):

                    (A) It, its Participation Facilities and its Loan Properties (each as defined at subparagraph (ii) below) are, and have been, in material compliance with all Environmental Laws (as defined below), except where non-compliance would, either individually or in the aggregate, not have a Material Adverse Effect on Bank or any of its subsidiaries taken as a whole. There are no Participation Facilities or other real estate owned ("OREO") located in the States of California, Connecticut, Rhode Island, Vermont, Massachusetts, New Hampshire, or Maine.

                    (B) It, its Participation Facilities and its Loan Properties hold all permits, licenses, registrations and other authorizations (the "Environmental Permits") necessary under the Environmental Laws, and all such Environmental Permits are currently in effect. The Environmental Permits for properties owned or leased by it and for its Participation Facilities are listed in Annex 3.1(q)(B), and any thereof that will expire or terminate as a result of the transactions contemplated by this Agreement are so designated. It, its Participation Facilities and its Loan Properties are in material compliance with all the terms and conditions of such Environmental Permits and have not materially violated any of them. Neither it, its Participation Facilities nor its Loan Properties have received any notice of any proposal to amend, revoke, reissue or replace any Environmental Permit, nor have any events occurred (other than a change in applicable law) that could form a reasonable basis for any such action. It, its Participation Facilities, and its Loan Properties have filed timely and complete applications for renewal of any such Environmental Permits that are required prior to the Closing.

                    (C) There is no suit, claim, action, demand, penalty, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum against it or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at or on a site owned, leased or operated by it or any Participation Facility.

                    (D) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or it in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at or on a site owned, leased or operated by any Loan Property, except as to such matters which, either individually or in the aggregate, would not have a Material Adverse Effect on Bank and any of its subsidiaries taken as a whole.

                    (E) There is no reasonable basis for any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in Section 3.1(q)(i)(D) or (C).

                    (F) The properties currently or formerly owned or operated (including, without limitation, in a fiduciary capacity) by it (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material other than as permitted under applicable Environmental Law (provided, however, that with respect to properties formerly owned or operated by it, such representation is limited to the period it owned or operated such properties).

                    (G) It has not received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

                    (H) There are no underground storage tanks on, in or under, and during the period of its ownership and operation no underground storage tanks have been closed or removed from, any properties or Participation Facility which are or have been in its ownership.

                    (I) During the period of (l) its ownership or operation (including without limitation in a fiduciary capacity) of any of its respective current properties, (m) its participation in the management of any Participation Facility, or (n) its holding of a security interest in a Loan Property, there has been no release of Hazardous Material or oil in, on, under or affecting such properties, except as permitted under applicable Environmental Law. Prior to the period of (x) its ownership or operation of any of its respective current properties, (y) its participation in the management of any Participation Facility, or (z) its holding of a security interest in a Loan Property, there was no release of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except as permitted under applicable Environmental Law.

                    (J) There has not been and is not any Environmental Condition (as hereinafter defined) at or relating to any property at which wastes have been deposited or disposed by or at the behest or direction of it, its Participation Facilities or its Loan Properties, nor has it, its Participation Facilities or its Loan Properties received written notice of any such Environmental Condition. For purposes of this Agreement the term "Environmental Condition" means any condition or circumstance, that (i) requires abatement or remediation under any Environmental Law currently in effect, (ii) gives rise to any civil or criminal liability under any Environmental Law currently in effect, or (iii) constitutes a public or private nuisance based on the presence of Hazardous Materials, under laws applicable on the date of Closing.

                    (K) There are no environmental liens on any properties owned or leased by it or on its Loan Properties ("Properties") and no government actions which could subject the Properties to such liens have been taken, are pending, or threatened.

                    (L) No notice or restriction relating to the presence of Hazardous Materials is required to be placed in the deed to any property subject to this Agreement and no property subject to this Agreement has such a notice or restriction in its deed.

                    (M) The only Loan Properties or Participation Facilities in which it participates in management are those described in Annex 3.1(q) hereto.

               ii. The following definitions apply for purposes of this Section 3.1(q): (a) "Loan Property" means any property in which it holds a security interest, as to which property all representations in this Section 3.1(q) are given to the best knowledge, without inquiry, and where required by the context, include the owner or operator of such property, but only with respect to such property; (b) "Participation Facility" means any facility in which it participates in the management (including all property on which it conducts operations of its business, or which is held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (c) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect; "Environmental Law" includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act and the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational

Safety and Health Act of 1970, the Federal Hazardous Materials Transportation Act, or any so-called "Superfund" or "Superlien" law enacted by any state having jurisdiction over any Loan Property or Participation Facility, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (d) "Hazardous Material" means any substance which is detrimental to human health or safety or to the environment, currently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyls, any of which is regulated by, or subject to regulation under, any Environmental Law.

          (r) Allowance. The allowance for loan and lease losses shown on Bank's statement of financial condition as of December 31, 1997 was, and the allowance for loan and lease losses shown on Bank's statement of financial condition for periods ending after the date of this Agreement and before the Closing Date will be, in the opinion of management of Bank, adequate, as of the date thereof, under generally accepted accounting principles applicable to commercial banks and all other applicable regulatory requirements for all losses reasonably anticipated in the ordinary course of business as of the date thereof based on information available as of such date. It has disclosed to SBI in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of it that it has classified internally as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import, and it shall promptly after the end of each quarter after the date hereof and on the Effective Date inform SBI of the amount of each such classification. The OREO and in-substance foreclosures included in any of its non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

          (s) Anti-takeover Provisions Applicable. The provisions of Chapter 25 of the PBCL relating to protection of shareholders do not apply to Bank, this Agreement, the Merger and the transactions contemplated hereby.

          (t) Material Interests of Certain Persons. Except as noted in Annex 3.1(t), none of its respective officers or directors, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to its business.

          (u) Insurance. It is presently insured, and has been insured, in the amounts, with the companies and since the periods set forth in Annex 3.1(u).
All of the insurance policies and bonds maintained by it are in full force and effect, it is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the judgment of its management, such insurance coverage is adequate.

          (v) Dividends. The only dividends or other distributions which it has made on its capital stock since January 1, 1994 are set forth in Annex 3.1(v).

          (w) Books and Records. Its books and records have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (x) Board Action. Its board of directors (at a meeting duly called and held) has been duly convened and by the requisite vote of all directors (a) determined that the Merger is advisable and in the best interests of it and its shareholders, (b) approved this Agreement and the transactions contemplated hereby and thereby and (c) directed that the Agreement be submitted for consideration by its shareholders at the Bank Meeting (as hereafter defined).

          (y) Fairness Opinions. Its board of directors has received a written opinion, a copy of which has been furnished to SBI, to the effect that the consideration to be received by its shareholders pursuant to this Agreement, as of the date of this Agreement, is fair to such holders from a financial point of view.

          (z)  INTENTIONALLY OMITTED.

          (aa) Fidelity Bonds. Since at least January 1, 1994, Bank has continuously maintained fidelity bonds insuring it against acts of dishonesty by its employees in such amounts as is customary for a bank of its size. Since January 1, 1994, the aggregate amount of all potential claims under such bonds has not exceeded $10,000 and Bank is not aware of any facts which would reasonably form the basis of a claim under such bonds. It has no reason to believe that its fidelity coverage will not be renewed by its carrier on substantially the same terms as its existing coverage.

          (bb) Condition of Tangible Assets. Except as set forth in Annex 3.1(bb), in all material respects: (i) all buildings, structures and improvements on the real property owned or leased by it are in good condition, ordinary wear and tear excepted, and are free from structural defects, and (ii) the equipment, including heating, air conditioning and ventilation equipment owned by it, is in good operating condition, ordinary wear and tear excepted. The operation and use of the property in the business conform in all material respects to all applicable laws, ordinances, regulations, permits, licenses and certificates.

          (cc) Loans by Bank. Since January 1, 1993, and except as shown on Annex 3.1(cc), in the aggregate, the loans by Bank have been lawfully made, constitute valid debts of the obligors, have been incurred in the ordinary course of business, are subject to the terms of payment as shall have been agreed upon between Bank and each customer and Bank does not know of any applicable setoff or counterclaim which in the aggregate would have a Material Adverse Effect on it. A list of all loans thirty (30) days past due, as of March 25, 1998, together with a list of all loans thirty (30) days past due on the last day of each of the preceding eleven
(11) months is attached hereto at Annex 3.1(cc). No part of the amount collectible under any loan is contingent upon performance by Bank of any obligation and no agreement for participation, in which Bank has relinquished or agreed to share control with a participation in management of the facility, or agreement providing for deductions or discounts have been made with respect to any part of such debts, except as expressly disclosed in Annex 3.1(cc). Except as disclosed in Annex 3.1(cc), Bank does not know of any pending, threatened or expected actions in connection with any material loans or commitments presently or previously made by Bank relating to claims based on theories of "lenders' liability" or any other basis.

          (dd) Regulatory Compliance - Banking Department. Bank is in compliance in all material respects with the applicable rules and regulations of the Banking Department, except as noted in Annex 3.1(dd) and except where the failure to comply would not have a Material Adverse Effect on Bank.

          (ee) Regulatory Compliance - FDIC and Board. Except as noted on Annex 3.1(ee) hereto and except where the failure to comply would not have a Material Adverse Effect on it, it is in compliance in all material respects with the rules and regulations of the FDIC and Board to the extent such rules and regulations are deemed applicable by regulatory determination.

          (ff) Capital Compliance. As of December 31, 1997, Bank was in compliance with the minimum capital requirements applicable to a Pennsylvania chartered commercial bank, including as to leverage ratio requirements, tangible capital requirements and risk based capital requirements.

          (gg) Year 2000 Compliance. Except as provided in Annex 3.1(gg) hereof, Bank has undertaken an assessment of its software and hardware in order to reveal those portions thereof which will require modification or replacement to utilize properly dates beyond December 31, 1999, and has contracted with appropriate third parties to modify or replace existing software and hardware to mitigate against any Material Adverse Effect upon its computer programs and systems caused by the change in the Year 2000. Bank has contacted its vendors and borrowers in order to assess their efforts to mitigate any adverse effects to their computer programs and systems beyond December 31, 1999. Furthermore, Bank has taken all actions required to be taken to be in compliance with announced or promulgated directives by or from the Bank Regulatory Agencies and the Federal Financial Institutions Examination Council relating to Year 2000 compliance including, but not limited to, the adoption of a formal Year 2000 plan which includes a contingency plan in the event internal or external computer programs and systems, as the case may be, will not be in compliance beyond December 31, 1999. The most recent regulatory examination of Bank relating to Year 2000 compliance was conducted on December 4, 1997. The findings of this examination have been separately disclosed to SBI.

          (hh) Assessments Fully Paid. All payments, fees and charges assessed by appropriate state and federal agencies against Bank, and due on or prior to the date of this Agreement, have been paid in full. Bank's assessment category with the Board and Banking Department is well-capitalized.

          (ii) Annual Reports and Financial Statements. Bank has delivered to SBI (i) Bank's audited report for Bank's fiscal year ended December 31, 1997, containing balance sheets of Bank at December 31, 1997 and December 31, 1996 and statements of earnings, changes in shareholders' equity and cash flows of Bank for the three years ended December 31, 1997, 1996, and 1995 and such financial statements have been certified by independent public accountants, and (ii) Bank's Quarterly Reports for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 containing unaudited balance sheets of Bank as at such dates and unaudited statements of earnings and cash flows of Bank for the three, six and nine-month periods reflected therein. Bank has also delivered to SBI true and correct copies of its Annual Reports for the years ended December 31, 1996, 1995 and 1994, together with all Annual Reports to Shareholders for the same periods. All such reports (collectively, the "Bank Reports") (i) comply in all material respects with the requirements of the rules and regulations of the Board, (ii) do not contain any untrue statement of a material fact and (iii) do not omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No documents to be filed by Bank with the Board or any regulatory agency in connection with this Agreement, or the transactions contemplated hereby will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which Bank is responsible for filing with the Board or any regulatory agency in connection with the Merger will comply as to form in all material respects with the requirements of applicable law.

          (jj) Proxy Statement/Prospectus, Etc. Except for information relating to SBI and its subsidiaries and pro forma financial information reflecting the combined operations of SBI and Bank, neither (i) the Proxy Statement/Prospectus (as defined hereinafter at Section 4.2) or any amendment or supplement thereto, at the time it is filed with the SEC, at the time the Registration Statement (as defined hereinafter at Section 4.2) is declared effective, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Bank or at the date of the Bank Shareholders' Meeting to consider this Agreement nor (ii) any other documents to be filed by Bank with the FDIC or any regulatory agency in connection with this Agreement, or the transactions contemplated hereby will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

          SECTION 3.2  Representations and Warranties of SBI and its Material
                       ------------------------------------------------------
Subsidiaries. SBI represents and warrants to Bank (and the word "it" in this
------------
Article III refers to SBI and each of its Material Subsidiaries, as that term is defined at Section 3.2(d) hereof), that, except as specifically disclosed in the Annex of disclosure schedules included herewith, to the best of its knowledge:

          (a) Corporate Organization and Qualification. SBI is a corporation duly incorporated, validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by SBI requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect on SBI. It has the requisite corporate and other power and authority (including all federal, state, local and foreign governmental authorizations) to carry on its business as now conducted and to own its properties and assets. SBI owns, or will own at Closing, directly or indirectly, all of the outstanding shares of capital stock of Interim Bank. SBI has made available to Bank complete and correct copies of the articles of incorporation and bylaws of SBI and will make available to Bank complete and correct copies of the articles of incorporation and bylaws of Interim Bank; such articles and bylaws of SBI are in full force and effect as of the date hereof.

          (b) Corporate Authority. Subject only to the regulatory approvals specified in Section 5.1(b) hereof, SBI has the requisite corporate power and authority, and legal right, and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions applicable to SBI contemplated hereby. This Agreement has been duly and validly executed and delivered by SBI and constitutes the valid and binding obligations of SBI enforceable against SBI, in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditors' rights or the application by a court of equitable principles.

          (c) Capitalization. As of December 31, 1997, SBI Common Stock was held of record by more than 6,000 shareholders and the authorized capital stock of SBI consisted of 32,000,000 shares of SBI Common Stock, of which approximately 22,554,962 shares are issued and outstanding (an additional 30,454 shares are held as treasury stock) and 5,000,000 shares of Preferred Stock, no par value per share, of which none are outstanding. Sufficient shares of authorized, but unissued, shares of SBI Common Stock to effect the transactions herein contemplated will be reserved by SBI for such purpose.

          (d) Bank Subsidiaries. SBI owns, directly or indirectly, all of the issued and outstanding shares of capital stock of Farmers First Bank, a bank and trust company organized under the laws of the Commonwealth of Pennsylvania; Farmers & Merchants Bank and Trust, a bank organized under the laws of the State of Maryland; Citizens National Bank of Southern Pennsylvania, a national banking association with headquarters in Greencastle, Pennsylvania; First National Trust Bank, a national banking association with headquarters in Sunbury, Pennsylvania; Williamsport National Bank, a national banking association with headquarters in Williamsport,

Pennsylvania; Equity National Bank, a national banking association with headquarters in Marlton, New Jersey; Farmers National Bank, a national banking association with headquarters in Mullica Hill, New Jersey; and Founders' Bank, a bank organized under the laws of the Commonwealth of Pennsylvania (collectively the "Bank Subsidiaries"). All of the issued and outstanding capital stock of the Bank Subsidiaries is duly and validly authorized and issued, fully paid and nonassessable (other than as provided at 12 U.S.C.A. (S) 55 with respect to national banks) and is owned by SBI free and clear of any liens, security interests, encumbrances, restrictions on transfer or other rights of any third person with respect thereto. SBI owns, directly or indirectly, all of the issued and outstanding shares of capital stock of Susquehanna Bank, a federal savings bank operating in Maryland (the "Savings Bank Subsidiary"). All of the issued and outstanding capital stock of the Savings Bank Subsidiary is duly and validly authorized and issued, free and clear of any liens, security interests, encumbrances, restrictions on transfer or other rights of any third person with respect thereto other than rights of account holders to liquidation accounts maintained by the Savings Bank Subsidiary in accordance with the rules of the Office of Thrift Supervision ("OTS"). The Bank Subsidiaries and the Savings Bank Subsidiary are the "Material Subsidiaries." There are no options, calls, warrants, conversion privileges or other agreements obligating any Material Subsidiary at present or upon the occurrence of any event to issue or sell any shares of its capital stock. Each of Farmers First Bank, Founders' Bank and Farmers & Merchants Bank and Trust is a bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania or the State of Maryland and is duly authorized to engage in the banking and trust business as an insured bank under the Federal Deposit Insurance Act, as amended. Each of Citizens National Bank of Southern Pennsylvania, First National Trust Bank, Williamsport National Bank, Equity National Bank and Farmers National Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States and is duly authorized to engage in the banking and trust business as an insured bank under the Federal Deposit Insurance Act, as amended. Susquehanna Bank is a federal savings and loan association, duly organized, validly existing and in good standing under the laws of the United States and is duly authorized to engage in the savings and loan business under the Federal Deposit Insurance Act, as amended. Each Material Subsidiary has corporate power and legal authority and governmental authorizations which are material to its respective operations and to transact the respective businesses in which it is presently engaged.

          (e) No Violations. The execution, delivery and performance of this Agreement by SBI and Interim Bank does not, and the consummation of the transactions contemplated hereby by SBI and Interim Bank will not, constitute
(i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument to which SBI or Interim Bank (or any of SBI's respective properties or assets) is subject, which breach, violation or default would have a Material Adverse Effect on SBI on a consolidated basis, or enable any person to enjoin the Merger, (ii) a breach or violation of, or a default under, SBI's or Interim Bank's articles of incorporation or bylaws or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of SBI's properties or assets under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which it is a party, or to which any of SBI's properties or assets may be bound or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on SBI, on a consolidated basis; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b),
(ii) any such approval, consent or waiver that already has been obtained and
(iii) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on SBI, on a consolidated basis, or enable any person to enjoin the Merger.

          (f) Required Consents. SBI has no reason to believe that it will be unable to obtain consents and approvals, including without limitation all such consents and approvals of Regulatory Agencies (as hereinafter defined), necessary to consummate the transactions contemplated by this Agreement by September 30, 1998 or that any such consents or approvals would contain any condition or requirement that would result in a Material Adverse Effect on SBI.

          (g) Board Action. SBI's board of directors (at a meeting duly called and held) has been duly convened and by the requisite vote of all directors (a) determined that the Merger is advisable and in the best interests of it and its shareholders, and (b) approved this Agreement and the transactions contemplated hereby.

          (h)  Interim Bank.

               i. Interim Bank is a Pennsylvania state chartered bank duly organized, validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania. All of the outstanding shares of capital stock of Interim Bank have been validly issued, are fully paid and nonassessable and are owned directly by SBI free and clear of any lien, charge or other encumbrance. Interim Bank possesses no assets nor is subject to any liabilities and will not acquire assets or incur liabilities prior to the Effective Time. Since the date of its incorporation, Interim Bank has not engaged in any activities other than in connection with the consummation of the Merger or as expressly contemplated by this Agreement.

               ii. Interim Bank has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Interim Bank and the consummation of the transactions described herein have been duly and validly authorized by all necessary corporate actions (including without limitation shareholder action) in respect thereof on the part of Interim Bank. This Agreement is a valid and binding obligation of Interim Bank, enforceable against Interim Bank in accordance with its terms.

               iii. All of the authorized capital stock of Interim Bank, which consists solely of 100 shares of common stock, $.01 par value per share, is presently issued and outstanding.

               iv. SBI will, as the sole shareholder of Interim Bank, vote to approve this Agreement and the Merger.

        (i) SBI Reports. SBI has furnished to Bank true and complete copies of (i) all of its annual reports on Form 10-K filed with the SEC since January 1, 1994 and its annual reports to shareholders for each of the three years ended December 31, 1994, 1995 and 1996, respectively; (ii) all of its quarterly reports on Form 10-Q and current reports, if any, on Form 8-K filed with the SEC since January 1, 1996; (iii) each final registration statement, prospectus or offering circular which SBI has used in connection with the sale of securities since January 1, 1996; and (iv) each definitive proxy statement distributed by SBI to its shareholders since January 1, 1996.

        All such reports (i) comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, (ii) do not contain any untrue statement of a material fact and
(iii) do not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (j) SBI Benefit Plans. SBI has furnished to Bank true, correct and complete copies of all of SBI's bonus, deferred compensation, pension, profit-sharing, retirement, medical, group life, disability income, stock purchase, stock option, other "employee benefit plans" (as that term is used within the meaning of Section 3(3) of ERISA) or any other fringe benefit plan, agreement, arrangement or practice, all amendments thereto and all summary plan descriptions thereof, or, in the alternative, SBI has provided materials generally descriptive of the foregoing, and in such case, SBI will provide such specific additional information as may reasonably be requested. The foregoing are collectively referred to as the "SBI Benefit Plans."

        (k) Financial Reports. SBI has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1994 with
(A) the Board, (B) the FDIC, (C) the OCC, (D) the SEC, (E) the OTS, (F) the Pennsylvania Department of Banking and (G) the Maryland Banking Commission (the regulatory agencies listed at (A) through (G) are, collectively, the "SBI Regulatory Agencies"), and (H) any other regulatory authority, and all other material reports and statements required to be filed by it since January 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States or any regulatory agency and has paid all fees and assessments due and payable in connection therewith, and no such report, registration or statement contains any material misstatement or omission or is otherwise in material noncompliance with any law, regulation or requirement.

        (l) SBI's Balance Sheets. SBI's balance sheets as of December 31, 1997 previously provided to Bank and each balance sheet provided after the date hereof to Bank

(including in each case any related notes and schedules) fairly presents or will fairly present SBI's financial position as of its date and each of the statements of income and shareholders' equity and of cash flows provided therewith (including in each case any related notes and schedules), fairly presents or will fairly present the results of operations, shareholders' equity and cash flows, as the case may be, of it for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

          (m) Absence of Certain Changes or Events. Since December 31, 1997, SBI has not incurred any material liability, except in the ordinary course of its business consistent with past practice, nor has there been any change in the financial condition, properties, assets, business, results of operation or prospects of it which, individually or in the aggregate, has had, or might reasonably be expected to result in, a Material Adverse Effect on it.

          (n) Fees. Neither SBI nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it in connection with the Agreement or the transactions contemplated hereby.

          (o) Registration Statement, Etc. Except for information relating to Bank, neither (i) the Registration Statement, the Proxy Statement/Prospectus or any amendment or supplement thereto, or any other registration statement filed with the SEC during the term of this Agreement, at the time it is filed with the SEC, at the time it is declared effective, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Bank or at the date of the Bank Shareholders' Meeting to consider the approval of this Agreement nor (ii) any other documents to be filed by SBI with the SEC or any regulatory agency in connection with this Agreement or the transactions contemplated thereby will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which SBI is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the requirements of applicable law.

          (p) Compliance with Laws. It has the permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental authorities, including regulatory agencies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would, individually or in the aggregate, have a Material Adverse Effect on SBI, on a consolidated basis; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened.

          (q) Absence of Regulatory Actions. It is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities, including, without limitation, the SBI Regulatory Agencies, charged with the supervision or regulation of banks or bank holding companies or savings and loan holding companies or engaged in the insurance of bank and/or savings and loan deposits nor has it been advised by any SBI Regulatory Agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (r) Litigation and Liabilities. Except as set forth in Annex 3.2(r), there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings before any court, governmental agency or otherwise pending or, to the knowledge of management, threatened against it or
(ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which its management is aware that could reasonably be expected to result in any claims against or obligations or liabilities of it, that, alone or in the aggregate, are reasonably likely to have a Material Adverse Effect on SBI, on a consolidated basis, or to hinder or delay, in any material respect, consummation of the transactions contemplated by this Agreement.

          (s) Environmental Matters. SBI is unaware of any activity or conditions on or in any property owned, occupied, leased, or held as security by SBI or a Material Subsidiary which would subject SBI or any Material Subsidiary to damages, penalties, injunctive relief or cleanup costs under any Environmental Law that individually or in the aggregate would have a Material Adverse Effect on SBI, on a consolidated basis.

          (t) Taxes. SBI's federal income tax returns have been examined and closed or otherwise closed by operation of law through December 31, 1993. All federal, state, local and foreign tax returns required to be filed by it or on its behalf have been timely filed or requests for extensions have been timely filed and any such extensions shall have been granted and not have expired, and, to the knowledge of management, all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, and all taxes required to be shown on returns for which extensions have been granted, have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles) other than those taxes which are being contested in appropriate forums in proceedings which are being diligently pursued. Adequate provision has been made on its balance sheet (in accordance with generally accepted accounting principles consistently applied) for all federal, state, local and foreign tax liabilities for periods subsequent to those for which returns have been filed. There is no audit examination, deficiency, or refund litigation pending or, to its knowledge, threatened with respect to any taxes that could result in a determination that would have a Material Adverse Effect on SBI and its subsidiaries, taken as a whole. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations or the assessment or collection of any tax due that is currently in effect, except as disclosed on Annex 3.2(t).

          (u) Agreements. It is not in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject, other than such defaults or violations as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SBI.

          (v) Regulatory Compliance--State and Federal Regulators. SBI and its state-chartered bank subsidiaries are in compliance in all material respects with the applicable rules and regulations of the Banking Department, in the case of Farmers First Bank and Founders' Bank, and the Maryland Banking Commission, in the case of Farmers & Merchants Bank and Trust, the Material Subsidiaries which are national banks are in compliance in all material respects with applicable rules and regulations of the Office of the Comptroller of the Currency and the Material Subsidiaries which are federally chartered thrifts are in compliance in all material respects with applicable rules and regulations of the OTS, except where the failure to comply would not have a Material Adverse Effect on SBI and its subsidiaries, taken as a whole.

          (w) Capital Compliance. As of December 31, 1997, SBI and its Material Subsidiaries were in compliance with the minimum capital requirements applicable to them under state and federal laws, including as to leverage ratio requirements, tangible capital requirements and risk-based capital requirements.

          (x) Assessments Fully Paid. All payments, fees and charges assessed by appropriate state and federal agencies against SBI and its Material Subsidiaries, and due on or prior to the date of this Agreement, have been paid in full.

          (y) Regulatory Compliance--FDIC and Board. Except where the failure to comply would not have a Material Adverse Effect on SBI and its subsidiaries, taken as a whole, and except as discussed herein SBI and its Material Subsidiaries are in compliance in all material respects with the rules and regulations of the FDIC and Board to the extent such rules and regulations are deemed applicable by regulatory determination.

          (z) Year 2000 Compliance. Except as provided in Annex 3.2(z) hereof, SBI and its Material Subsidiaries are in material compliance with all requirements announced or promulgated by the Bank Regulatory Agencies and the Federal Financial Institutions Examination Council relating to Year 2000 compliance.

                                   ARTICLE IV
                                   COVENANTS

          SECTION 4.1  Acquisition Proposals.  Bank agrees that it and its
                       ---------------------
officers and directors shall not, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, consolidation or similar transaction involving, or any purchase, sale or other disposition of all or any significant portion of the assets or any equity securities of, Bank (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by its board of directors of its fiduciary duties as determined upon consultation with counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Bank agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Bank agrees that it will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken by each of them in this Section 4.1. Bank agrees that it will notify SBI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations, or discussions are sought to be initiated or continued with, it.

          SECTION 4.2  Securities Registration and Disclosure.  Bank shall
                       --------------------------------------
cooperate with SBI in the preparation, in accordance with the requirements of the proxy rules under the Exchange Act and the rules and regulations of the Board, of the Proxy Statement/Prospectus and the filing thereof as part of the Registration Statement. Following the date hereof, SBI will prepare and file with the SEC under the Securities Act a registration statement for the registration of the shares of SBI Common Stock to be issued pursuant hereto (the "Registration Statement"). Each party shall be responsible for providing all information concerning itself and its subsidiaries required to be included therein. SBI shall take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of SBI Common Stock pursuant to this Agreement and Bank shall furnish SBI all information concerning Bank and its shareholders as SBI may reasonably request in connection with any such action.

          SBI shall use reasonable efforts to provide ten (10) business days prior to its filing with the SEC, a copy of the Registration Statement to Bank and its counsel for review. Each party will promptly provide the other with copies of all correspondence, comment letters, notices or other communications to or from the SEC or the Board relating to the Registration Statement, the Proxy Statement/Prospectus or any amendment or supplement thereto, and SBI will advise Bank promptly after it receives notice thereof, of the effectiveness of the Registration Statement, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the

SBI Common Stock issuable in connection herewith for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose.

          Bank will take appropriate action to call the Bank Shareholders' Meeting, to be held not more than forty-five (45) days following the effective date of the Registration Statement, to consider approval of this Agreement and, except to the extent it would result in a reasonable likelihood that the Bank's board of directors would breach its fiduciary duties under the PBCL and Banking Code and subject to receipt of an updated fairness opinion from its financial advisor dated on or immediately prior to the date of the Proxy Statement, will use its best efforts to secure such approval. In connection with the Bank Shareholders' Meeting, Bank will duly solicit, in compliance with the proxy rules of the Board, the vote of its shareholders by mailing or delivering to each such shareholder, as soon as practicable after the effectiveness of the Registration Statement, the Proxy Statement/Prospectus, and as soon as practicable thereafter, any amendments or supplements thereto as may be necessary to assure that at the date of the Bank Shareholders' Meeting the Proxy Statement/Prospectus shall conform to the requirements of Sections 3.1(oo) and 3.2(o) hereof.

          Bank will furnish to SBI a list of all persons known to Bank who at the date of the Bank Shareholders' Meeting may be deemed to be "affiliates" of Bank within the meaning of Rule 145 under the Securities Act. Bank will use its best efforts to cause each such person identified in its list to deliver at or prior to the Closing a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of the shares of SBI Common Stock to be received by such person hereunder except (i) in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder and (ii) after such time as financial results covering at least thirty (30) days of post-merger combined operations have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies.

           SECTION 4.3  Employees.
                        ---------

          (a) SBI and any of its affiliates shall have the right (but not the obligation) to employ, as officers and employees of SBI, the Surviving Bank, Bank or other affiliates of SBI immediately following the Effective Time, any persons who are officers and employees of Bank immediately before the Effective Time. It shall be a condition to employment by SBI or any of its affiliates that any former officer or employee of Bank agrees to cancel any existing employment contract, agreement or understanding between him or herself and Bank, including without limitation all benefits related to severance arrangements upon a change of control or otherwise, prior to accepting such new employment and without accepting any of the severance benefits or other benefits or payments associated with such contract, agreement or understanding.

              Notwithstanding the foregoing, SBI shall assume the Executive Employment Agreement of Timothy K. Ames dated November 6, 1997; the Executive Employment Agreement of Owen O. Freeman, Jr., dated June 18, 1997, and amended as of the date of this Agreement; the Executive Employment Agreement of Thomas
S. Capello dated April 28, 1993, as amended June 18, 1997 and amended as of the date of this Agreement; the Executive Employment Agreement of

Thomas A. Sauer dated November 6, 1997, and amended as of the date of this Agreement; the Severance Agreements of Patricia A. Claubaugh, Marsha J. Stoffa, Lois C. Derry, Karen L. Steinfelt, and Kimberly Grim; and the stock appreciation rights awarded pursuant to the Bank's Stock Appreciation Rights Plan as previously discussed with and disclosed to SBI. A copy of each of the referenced Employment Agreements, with all amendments, the Severance Agreements and the Stock Appreciation Rights Plan (including a schedule of Stock Appreciation Rights through 1997) are attached hereto as Annex 4.3(a). After the date of this Agreement, there shall be no further amendment, modification or alteration to any of the afore described agreements or grants made under the plan without the express written consent of SBI.

          (b) Each person employed by Bank prior to the Effective Time who remains an employee of the Surviving Bank, Bank or other SBI subsidiary following the Effective Time (each a "Continued Employee") shall be entitled, as an employee of SBI or an SBI subsidiary, to participate in whatever employee benefit plans, as defined in Section 3(3) of ERISA, or whatever stock option, bonus or incentive plans or other fringe benefit programs that may be in effect generally for employees of SBI or SBI's subsidiaries from time to time ("SBI's Plans"), if such Continued Employee shall be eligible or selected for participation therein and otherwise shall not be participating in a similar plan which continues to be maintained by the Surviving Bank or Bank for such employee. All such participation shall be subject to such terms of such plans as may be in effect from time to time provided, further that Continued Employees will be eligible to participate in SBI's plans on the same basis as similarly situated employees of SBI or SBI's subsidiaries. Such Continued Employees will receive credit for past service with Bank for purposes of eligibility and vesting, but not benefit accrual, under SBI's Plans.

          (c) Bank shall take all timely and necessary action to cease participation or accrual of benefits, effective as of the Effective Time, by each person employed by Bank prior to the Effective Time in each Employee Plan (as defined in Section 3.1(m)), including timely notice to all participants under Section 204(h) of ERISA, if applicable, and to terminate each Employee Plan, other than an Employee Plan containing a cash or deferred arrangement qualified under Section 401(k) of the Code ("Employee 401(k) Plan") and other than those specified in Annex 4.3(c), effective as of the Effective Time; provided that SBI may, in its sole discretion, give notice to Bank not less than twenty (20) days (sixty-one (61) days in the case of any employment contract or other employee plan which by its terms requires thirty (30) or more days' advance notice of termination) prior to the Effective Time, that any Employee Plan shall not be terminated and/or participation or accrual of benefits thereunder shall not cease pursuant to this Section 4.3(c). At the sole discretion of SBI, any Employee 401(k) Plan shall be merged with any similar such plan maintained and designated by SBI, effective at or after the Effective Time, as elected by SBI, and Bank shall take any and all timely and necessary action to effect such merger.

           SECTION 4.4  Access and Information.
                        ----------------------

           (a) Upon reasonable notice, and subject to applicable laws relating to the exchange of information, Bank shall afford to SBI and its representatives (including, without limitation, directors, officers and employees of SBI and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and such other information as SBI may reasonably request (other than reports or documentation which are not permitted to be disclosed under applicable law); provided, however, that no investigation pursuant to this Section 4.4 shall affect or be deemed to modify any representation or warranty made herein. SBI will not, and will cause its representatives not to, use any information obtained pursuant to this Section 4.4 or Section 3.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and in no event will SBI directly or indirectly use such information for any competitive or commercial purpose. Subject to the requirements of law, SBI will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.4 and Section 3.1 unless such information (i) was already known to SBI or an affiliate of SBI, (ii) becomes available to SBI or an affiliate of SBI from other sources not known by such person to be bound by a confidentiality agreement, (iii) is disclosed with the prior written approval of Bank (iv) is or becomes readily ascertainable from published information or trade sources or (v) was already publicly available. Without in any way limiting the foregoing, Bank shall provide to SBI within forty-five (45) days of the end of each calendar quarter consolidated financial statements (including a balance sheet and income statement) as of the end of, and for, such period that are in conformance with generally accepted accounting principles and the representation set forth in Section 3.1(f). In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise not be consummated, each party shall, if so requested, promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same. This Section 4.4 supersedes and terminates any agreement between the parties relating to the confidentiality of information which may have been exchanged (the "Confidentiality Agreement").

          (b) During the period from the date of this Agreement to the Effective Date, SBI shall provide to Bank the following documents and information:

              i. As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter of SBI ending after the date of this Agreement, SBI will deliver to Bank its quarterly report on Form 10-Q as filed with the SEC.

              ii. As soon as reasonably available, but in no event more than ninety (90) days after the end of each fiscal year of SBI ending after the date of this Agreement, SBI will deliver to Bank its annual report on Form 10-K as filed with the SEC.

              iii. SBI will deliver to Bank, contemporaneously with its being filed with the SEC, a copy of each current report on Form 8-K filed by SBI after the date of this Agreement.

              iv. At least five (5) business days prior to submission, SBI will furnish to Bank the portions which describe the transactions (including any financial information or pro forma financial information of, or including, Bank) contemplated herein of (A) registration statements, prospectuses or offering circulars used by SBI in connection with the sale of securities after the date of this Agreement, (B) proxy statements distributed by SBI to its shareholders after the date of this Agreement, and (C) all other publicly-available reports, statements or other documents which are either distributed to shareholders or filed by SBI or any of its subsidiaries with the SEC. Any comments timely received by SBI from Bank in connection with the foregoing will be reviewed and considered in good faith, but SBI shall not be bound to comply with the recommendations set forth in such comments. SBI also shall furnish Bank with copies of the foregoing in the form filed with the SEC or otherwise distributed to shareholders.

              v. SBI will promptly notify Bank of any material changes to the SBI Benefit Plans.

          SECTION 4.5  Certain Filings, Consents and Arrangements.  SBI shall
                       ------------------------------------------
use all reasonable efforts to obtain all necessary approvals required to carry out the transactions contemplated by this Agreement and to consummate the Merger. Bank shall cooperate with SBI in connection therewith, including without limitation furnishing all information concerning Bank as may be reasonably requested by SBI in connection with any such action. SBI shall use all reasonable efforts to provide, five (5) days prior to submission, Bank with copies of all material applications, notices, petitions or other filings or submissions prepared by SBI in connection with consummation of the Merger. Any comments timely received by SBI from Bank in connection with the foregoing will be reviewed and considered in good faith, but SBI shall not be bound to comply with the recommendations set forth in such comments. SBI will consult with Bank with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by this Agreement and SBI will keep Bank apprised of the status of matters relating to completion of the transactions contemplated hereby. SBI shall promptly furnish Bank with copies of applications to any governmental authority in respect of the transactions contemplated hereby.

          SECTION 4.6  Takeover Statutes.  No "fair price," "moratorium," or
                       -----------------
other form of anti-takeover statute or regulation or any similar provision of Bank's articles of incorporation are applicable to the transactions contemplated by this Agreement and, if any such statute, regulation or provisions shall become applicable to the transactions contemplated by this Agreement, Bank and the members of its board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation or provision on the transactions contemplated hereby and thereby.

          SECTION 4.7  Additional Agreements.  Subject to the terms and
                       ---------------------
conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental authorities, or other entities, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals.

          SECTION 4.8  Publicity.  Except as required by law, Bank shall not,
                       ---------
without the prior consent of SBI (which consent shall not be unreasonably withheld), issue any press releases or otherwise make public filings under securities laws, with respect to this Agreement or the transactions described herein. Prior to issuing any press release or making any public filings under securities laws which makes any reference to Bank, SBI shall provide a copy to Bank for comment and in all such instances the parties shall cooperate.

          SECTION 4.9  INTENTIONALLY OMITTED.

          SECTION 4.10  Notification of Certain Matters.  Each party shall give
                        -------------------------------
prompt notice to the others of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses, results of operations or prospects of it to which it is a party or is subject; and (b) any material adverse change in its financial condition, properties, business, or results of operations taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change. Each party shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          SECTION 4.11  Insurance.  Bank shall use its best efforts to retain no
                        ---------
less than the level of insurance coverage presently held by it as of the date hereof.

          SECTION 4.12  Dividends.  Bank shall not declare, pay or set aside any
                        ---------
dividend or other distribution in respect of its capital stock except that it shall have the right, after January 1, 1999, to declare and pay a dividend corresponding in amount and timing with past practice.

          SECTION 4.13  Indemnification; Insurance.
                        --------------------------

          (a) From and after the Effective Time, SBI agrees to indemnify and hold harmless each present and former director and officer of Bank and each officer or employee of Bank that is serving as a director or trustee of another entity expressly at Bank's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, the "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether or not the Indemnified Party is a party thereto, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the Articles of Incorporation or the Bylaws of Bank in effect on the date hereof.

          (b) SBI shall maintain the Bank's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including SBI's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of two years after the Effective Time; provided, however, that in no event shall SBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.13(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by the Bank for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, SBI shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In the event that SBI acts as its own insurer for all of its directors and officers with respect to matters typically covered by a directors' and officers' liability insurance policy, SBI's obligations under this Section 4.13(b) may be satisfied by such self insurance, so long as its senior ratings by Standard & Poor's Corporation and Moody's Investors Services, Inc. are not lower than such ratings as of the date hereof.

          (c) In the event that SBI or any of its respective successors or assigns (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 4.13.


                                   ARTICLE V
                           CONDITIONS TO CONSUMMATION

          SECTION 5.1  Conditions to Closing.  The respective obligations of the
                       ---------------------
parties to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

          (a) The Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Bank in accordance with applicable law.

          (b) All of the required approvals, consents or waivers of governmental authorities with respect to this Agreement (including the Merger) and the transactions contemplated hereby including, without limitation, the approvals, notices to, consents or waivers of
(i) the Board, and (ii) the Banking Department (together with the Bank Regulatory Agencies and the SBI Regulatory Agencies, the "Regulatory Agencies") shall have been obtained and shall remain in full force and effect, and all applicable statutory waiting periods (including without limitation all applicable statutory waiting periods relating to the Merger) shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities that are necessary or appropriate to the consummation of the transactions contemplated by this Agreement except those approvals, consents or waivers, if any, for which failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on SBI or Bank (after giving effect to the transaction contemplated hereby); provided, however, that no approval, consent or waiver referred to in this Section 5.1(b) shall be deemed to have been received if it shall include any condition or requirement that reasonably would result in a Material Adverse Effect on SBI.

          (c) All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

          (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, or any other transaction contemplated by this Agreement, and no litigation or proceeding shall be pending against any of the parties herein or any of their subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

          (e) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger, or any other transaction contemplated by this Agreement.

          (f) The Merger shall as of the date of the Closing meet the requirements for pooling-of-interests accounting treatment under generally accepted accounting principles and under the accounting rules of the SEC, and SBI shall have received a letter from Coopers & Lybrand L.L.P. in form and substance reasonably satisfactory to SBI as to the matters specified in this
Section 5.1(f).

          (g) The Registration Statement shall have been filed (the date of which is referred to herein as the "Filing Date") by SBI with the SEC under the Securities Act, and shall have been declared effective prior to the time the Proxy Statement/Prospectus is first mailed to the shareholders of Bank, and no stop order with respect to the effectiveness of the Registration Statement shall have been issued; the SBI Common Stock to be issued pursuant to this Agreement shall be duly registered or qualified under the securities or "blue sky" laws of all states in which such action is required for purposes of the initial issuance of such shares and the distribution thereof to the shareholders of Bank entitled to receive such shares.

          (h) SBI and Bank shall have received a ruling from the IRS or an opinion of Morgan, Lewis & Bockius LLP, counsel to SBI and Interim Bank, to the effect that:

              i. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and Bank and SBI will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

              ii. No gain or loss will be recognized by Bank or SBI by reason of the Merger;

              iii. Except for cash received in lieu of fractional shares, no gain or loss will be recognized by the shareholders of Bank who receive solely SBI Common Stock upon the exchange of their shares of Bank Common Stock for shares of SBI Common Stock;

              iv. The basis of the SBI Common Stock to be received by the Bank shareholders will be, in each instance, the same as the basis of the Bank Common Stock surrendered in exchange therefor;

              v. The holding period of the SBI Common Stock received by a Bank shareholder receiving SBI Common Stock will include the period during which the Bank Common Stock surrendered in exchange therefor was held; and

              vi. Cash received by a Bank shareholder in lieu of a fractional share interest of SBI Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of SBI Common Stock which he would otherwise be entitled to receive and will qualify as capital gain or loss.

              In case a ruling from the IRS is sought, Bank and SBI shall cooperate and each shall furnish to the other and to the IRS such information and representations as shall, in the opinion of counsel for SBI and Bank, be necessary or advisable to obtain such ruling.

          (i) All litigation pending against Bank which, individually or in the aggregate, would have a Material Adverse Effect on Bank's consolidated operations, shall have been settled or otherwise resolved on terms satisfactory to SBI and Bank.

          (j)  INTENTIONALLY OMITTED.

          SECTION 5.2  Conditions to Obligations of SBI and Interim Bank.  The
                       -------------------------------------------------
obligations of SBI and Interim Bank to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

          (a) Each of the representations and warranties of Bank contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Bank shall have performed each of its covenants and agreements, which are material to its operations and prospects, contained in this Agreement; and SBI and Interim Bank shall have received certificates signed by the Chief Executive Officer and the Controller of the Bank, dated the Closing Date, to the foregoing effect.

          (b) KMPG Peat Marwick LLP, or such other accounting firm as is acceptable to the parties, shall have furnished to SBI an "agreed upon procedures" letter, dated the Closing Date, in form and substance satisfactory to SBI to the effect that, based upon a procedure performed with respect to the financial condition of Bank for the period from December 31, 1997 to a specified date not more than five (5) days prior to the date of such letter, including but not limited to (a) their inspection of the minute books of Bank, (b) inquiries made by them of officers and other employees of Bank and affiliates responsible for financial and accounting matters as to transactions and events during the period, as to consistency of accounting procedures with prior periods and as to the existence and disclosure of any material contingent liabilities, and (c) of other specified procedures and inquiries performed by them, nothing has come to their attention that would indicate that (A) during the period from December 31, 1997 to a specified date not more than five (5) days prior to the date of such letter, there was any change in the capitalization of Bank on a consolidated basis, or (B) any material adjustments would be required to the audited financial statements for the period ended December 31, 1997 in order for them to be in conformity with generally accepted accounting principles applied on a consistent basis with that of prior periods.

          (c) SBI shall have received an opinion or opinions dated as of the Closing Date, from Saul, Ewing, Remick & Saul LLP, counsel to Bank, substantially in the form attached hereto as Exhibit 5.2(c).

          (d) There shall not have occurred any change in the financial condition, properties, assets, liabilities (including contingent liabilities), business or results of operation of Bank which, individually or in the aggregate, has had or might reasonably be expected to result in a Material Adverse Effect on Bank other than such changes resulting from (i) changes in banking laws or regulations, or (ii) changes in generally accepted accounting principles, or interpretations thereof, that affect the banking or thrift industries.

          (e) SBI shall have received from each of the persons identified by Bank pursuant to Section 4.2 hereof an executed counterpart of an affiliate's agreement in the form contemplated by such Section.

          (f) Except as otherwise provided in this Agreement, prior to Closing all issued and outstanding options, warrants or rights to acquire Bank Common Stock or any capital stock of Bank shall have been exercised or cancelled. No compensation or other rights will be payable or exchangeable in the Merger in respect of any such rights which remain unexercised at the Effective Time.

          (g) Concomitant with the signing of this Agreement, each of the directors of Bank and National Penn shall have executed in favor of, and delivered to, SBI a Voting Agreement, substantially in the form attached hereto as Exhibit 5.2(g). Furthermore, concomitant with the signing of this Agreement, the parties to the Warrant Substitution Agreement shall have executed such agreement substantially in the form attached hereto as Exhibit 1.6

          SECTION 5.3  Conditions to the Obligations of Bank.  The obligations
                       -------------------------------------
of Bank to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

          (a) Each of the representations, warranties and covenants of SBI contained in this Agreement shall be true and correct in all material respects on the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); SBI shall have performed each of its covenants and agreements, which are material to its operations and prospects, contained in this Agreement; and Bank shall have received certificates signed by the President or Vice President and Secretary of SBI, dated the Closing Date, to the foregoing effect.

          (b) Bank shall have received an opinion dated as of the Closing Date, from Morgan, Lewis & Bockius LLP, Harrisburg, Pennsylvania, counsel to SBI and Interim Bank, substantially in the form attached hereto as Exhibit 5.3(b).

          (c) There shall not have occurred any change in the financial condition, properties, assets, liabilities (including contingent liabilities), business or results of operation of SBI which, individually or in the aggregate, has had or might reasonably be expected to result in a Material Adverse Effect on SBI other than such changes resulting from (i) change in banking laws or regulations or (ii) changes in generally accepted accounting principles, or interpretations thereof, that affect the banking or thrift industries.

          (d) Bank shall have received an updated opinion from Danielson Associates, Inc. of Rockville, Maryland, dated as of a date no later than the date of the Proxy Statement/Prospectus mailed to the Bank shareholders in connection with the Merger and not subsequently withdrawn, to the effect that the Merger Consideration is fair to Bank's shareholders from a financial point of view.

          (e) The shares of SBI Common Stock to be issued in the Merger shall have been authorized to be listed for quotation on the NASDAQ National Market System.

          (f) No transaction or event involving SBI or any subsidiary of SBI shall have occurred or be pending which would result in a change in the nature of the securities as the same are described in SBI Articles of Incorporation as in effect on the date of this Agreement or in the issuer of the securities to be issued in the Merger to holders of Bank Common Stock or which would result in SBI's ceasing to own any Material Subsidiary.

                                  ARTICLE VI
                                  TERMINATION

          SECTION 6.1  Termination.  This Agreement may be terminated, and the
                       -----------
Merger abandoned, prior to the Effective Date, either before or after its approval by the shareholders of Bank:

          (a) by the mutual, written consent of Bank and SBI if the board of directors of each so determines by a vote of a majority of the members of the entire board;

          (b) by Bank if (i) by written notice to SBI that there has been a material breach by SBI of any representation, warranty, covenant or agreement contained herein and such breach is not cured or not curable within thirty (30) days after written notice of such breach is given to SBI by Bank, (ii) by written notice to SBI that any condition precedent to Bank's obligations as set forth in Article V of this Agreement has not been met or waived by Bank at such time as such condition can no longer be satisfied, (iii) the board of directors of Bank fails to make, withdraws or modifies or changes the favorable recommendation described at Section 4.2, or (iv) the board of directors of Bank recommends to the stockholders of Bank that an Acquisition Proposal is likely to be more favorable, from a financial point of view, to the stockholders of Bank than the Merger;

          (c) by SBI by written notice to the other parties, in the event (i) of a material breach by Bank of any representation, warranty, covenant or agreement contained herein and such breach is not cured or not curable within thirty (30) days after written notice of such breach is given to Bank by SBI or
(ii) any condition precedent to SBI's obligations as set forth in Article V of this Agreement has not been met or waived by SBI at such time as such condition can no longer be satisfied.

          (d) by SBI or Bank by written notice to the other, in the event that the Merger is not consummated by March 31, 1999, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; provided, however, that such date may be extended by the written agreement of the parties hereto.

          (e) by Bank, whether before or after approval of the Merger by Bank's shareholders, by giving written notice of such election to Susquehanna within one (1) business day following determination of the Average Closing Price per share of SBI Common Stock before Closing if such Average Closing Price is greater than $42.00 per share (subject to adjustment in accordance with Section
1.2 herein) at the time such calculation is required to be made pursuant to
Schedule 1.2 hereof.

          (f) by Susquehanna, whether before or after approval of the Merger by Bank's shareholders, by giving written notice of such election to Bank within one (1) business day following determination of the Average Closing Price per share of SBI Common Stock before Closing if such

Average Closing Price is less than $32.00 per share (subject to adjustment in accordance with Section 1.2 herein) at the time such calculation is required to be made pursuant to Schedule 1.2 hereof.

          SECTION 6.2  Effect of Termination.  In the event of the termination
                       ---------------------
of this Agreement, as provided above, this Agreement shall thereafter become void and have no effect, except that the provisions of Sections 3.1(p) and 3.2(n) (Fees), 4.4 (relating to confidentiality and return of documents), 4.8 (Publicity) and 6.3 and 7.7 (Expenses) of this Agreement shall survive any such termination and abandonment.

          SECTION 6.3  Expenses.  Any termination of this Agreement pursuant to
                       --------
Section 6.1(a), 6.1(d), 6.1(e) or 6.1(f) hereof shall be without cost, expense or liability on the part of any party to the others. Any termination of this Agreement pursuant to clause (iii) of Section 6.1(b) shall be without cost, expense or liability on the part of Bank to any other party, if the board of directors of Bank failed to make, withdrew, modified or changed its favorable recommendation described in Section 4.2 as a result of a material adverse change in SBI's financial condition, properties, assets, liabilities (including contingent liabilities), business or results of operations, or failed to make such favorable recommendation due to its financial advisor's failure to update its fairness opinion as contemplated by Section 4.2. Any termination of this Agreement pursuant to Section 6.1(b)(i) or (ii) or 6.1(c) hereof shall also be without cost, liability or expense on the part of any party to the others, unless the breach of a representation or warranty or covenant is caused by the willful conduct or gross negligence of a party, in which event said party shall be liable to the other parties for all out-of-pocket costs and expenses, including without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with their entering into this Agreement and their carrying out of any and all acts contemplated hereunder ("Expenses").

          If this Agreement is terminated by the Bank, because the board of directors of the Bank: (a) failed to make, withdrew, modified or changed its favorable recommendation to the Bank shareholders to approve this Agreement and the transactions contemplated thereby or (b) recommends to the Bank shareholders that an Acquisition Proposal is more favorable, from a financial point of view, to the Bank Shareholders than the Merger, then the Bank shall promptly, but in no event later than two (2) business days after such termination, pay SBI a fee of $500,000 which amount shall be payable by wire transfer of same day funds.
If Bank fails to promptly pay the amount due pursuant to this Section 6.3, and, in order to obtain such payment, SBI commences a suit which results in a judgment against Bank for all or a substantial portion of the fee set forth in this Section 6.3, Bank shall pay to SBI all costs and expenses (including reasonable attorneys' fees) incurred by SBI in connection with such suit.

                                  ARTICLE VII
                                 OTHER MATTERS

          SECTION 7.1  Certain Defined Terms.  As used in the Agreement, the
                       ---------------------
following terms shall have the meanings indicated:

          "Acquisition Proposal" shall be defined as at Section 4.1.

          "Articles of Merger" shall be defined as at Section 1.1(c).

          "Average Closing Price" means the average closing price per share of SBI Common Stock as determined in conformity with Schedule 1.2 and as defined therein.

          "Bank" or "Surviving Bank" is First Capitol Bank, a Pennsylvania state chartered bank, and shall be defined as at Section 1.1(a).

          "Bank Common Stock" shall be defined as at Section 1.2(a).

          "Bank Warrants" and "Bank Warrants Plans" shall be defined as identified on Annex 3.1(b) and Annex 3.1(m).

          "Bank Regulatory Agencies" shall be defined as at Section 3.1(f)(ii).

          "Bank Reports" shall be defined as at Section 3.1(nn).

          "Bank Subsidiaries" shall be defined as at Section 3.2(d).

          "Banking Code" is the Pennsylvania Banking Code of 1965, as amended and defined as at Section 1.1(a).

          "Banking Department" is the Pennsylvania Department of Banking and defined as at Section 1.1(c).

          "Board" is the Board of Governors of the Federal Reserve System and shall be defined as at Section 3.1(f)(ii).

          "COBRA" is the Consolidated Omnibus Budget Reconciliation Act of 1985 and shall be defined as at Section 3.1(m)(xiii).

          "Closing" shall be defined as at Section 1.1(b).

          "Code" is Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

          "Continued Employee" shall be defined as at Section 4.3(b).

          "corporate affiliate" shall mean, with respect to a person, any other corporation controlling, controlled by, or under common control with, such person.

          "Department of State" is the Pennsylvania Department of State and shall be defined as at Section 1.1(c).

          "Dissenters' Rights" shall be defined as at Section 1.4.

          "Dissenters' Shares" shall be defined as at Section 1.2(a).

          "Dissenting Shareholder" shall be defined as at Section 1.2(a).

          "ERISA" is the Employee Retirement Income Security Act and defined as at Section 3.1(m)(i).

          "ERISA Affiliate" shall be defined as at Section 3.1(m)(ii).

          "Effective Date" is the day in which the Effective Time for the Merger occurs and shall be defined as at Section 1.1(c).

          "Effective Time" is at 12:01 a.m. on the business day of the Closing and defined as at Section 1.1(c).

          "Employee 401(k) Plan" shall be defined as at Section 4.3(c).

          "Environmental Condition" shall be defined as at Section 3(q)(J).

          "Environmental Laws" shall be defined as at Section 3.1(q)(M)(ii).

          "Environmental Permits" shall be defined as at Section 3(q)(B) and identified on Annex 3.1(q)B.

          "Exchange Act" is the Securities Exchange Act of 1934 and defined as at Section 3.1(t).

          "Exchange Ratio" shall be described on Schedule 1.2 hereof.

          "FDIC" is the Federal Deposit Insurance Corporation and shall be defined as at Section 3.1(f)(ii).

          "Filing Date" shall be defined as at Section 5.1(g).

          "Hazardous Material" shall be defined as at Section 3(q)(M)(ii).

          "IRS" is the Internal Revenue Service and shall be defined as at
Section 3.1(m)(vii).

          "Interim Bank" shall be Susquehanna Interim Bank, a Pennsylvania state chartered bank.

          "Loan Properties" shall be defined as at Section 3.1(q)(ii) and identified on Annex 3.1(q).

          "material" means material to the party in question (as the case may be) and its respective subsidiaries, taken as a whole.

          "Material Adverse Effect," with respect to a person, means any condition, event, change or occurrence that has or results in a material adverse effect upon (A) the financial condition, properties, assets, liabilities (including contingent liabilities), business or results of operations of such person and its subsidiaries and corporate affiliates, taken as a whole, or (B) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. In the case of Bank, receipt of a CAMELS rating in connection with a safety and soundness examination which is lower than the rating given to Bank in connection with the safety and soundness examination most recently reported prior to the date of this Agreement shall be deemed to have a "Material Adverse Effect" on Bank.

          "Material Subsidiaries" shall be defined as at Section 3.2(d).

          "Merger" shall be the acquisition by Susquehanna Bancshares, Inc. of First Capitol Bank by means of a merger of Susquehanna Interim Bank with and into First Capitol Bank.

          "Merger Consideration" shall be determined on the basis of the Exchange Ratio set forth at Schedule 1.2 hereof, and shall be defined as at
Section 1.2(a).

          "OCC" is the Office of the Comptroller of the Currency and defined as at Section 3.2(k).

          "OREO" is other real estate owned and shall be defined as at Section 3.1(q)(A).

          "OTS" is the Office of Thrift Supervision and shall be defined as at
Section 3.2(d).

          "Old Certificates" shall be defined as at Section 1.3(a).

          "PBCL" is the Pennsylvania Business Corporation Law of 1988, as amended.

          "Participation Facilities" shall be defined as at Section 3.1(q)(ii) and identified on Annex 3.1(q).

          "Pension Plan" is an employee benefit plan subject to Title IV of ERISA and shall be defined as at Section 3.1(m)(ii).

          "person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

          "Plan" or "Agreement" shall be this Agreement and Plan of Affiliation dated as of the 15th day of April, 1998 by and among Susquehanna Bancshares, Inc., Susquehanna Interim Bank and First Capitol Bank.

          "Properties" shall be defined as at Section 3.1(q)(i)(K).

          "Qualified Plan" shall be defined as at Section 3.1(m)(vi).

          "Registration Statement" shall be defined as at Section 4.2.

          "Regulatory Agencies" shall be defined as at Section 5.1(b).

          "SBI" shall be Susquehanna Bancshares, Inc., a Pennsylvania corporation and a multi-state, multi-institutional bank holding company.

          "SBI Benefit Plans" shall be defined as at Section 3.2(j).

          "SBI Common Stock" shall be defined as at Section 1.2(a).

          "SBI Plans" shall be defined as at Section 4.3(b).

          "SBI Regulatory Agencies" shall be defined as at Section 3.2(k).

          "SEC" is the Securities and Exchange Commission and shall be defined as at Section 3.1(i)(A).

          "Savings Bank Subsidiary" shall be defined as at Section 3.2(d).

          "Securities Act" is the Securities Act of 1933, as amended, and shall be defined as at Section 1.3(e).

          "subsidiary" with respect to a person, means any other person controlled by such person.

          "Unclaimed Shares" shall be defined as at Section 1.3(e).

When a reference is made in this Agreement to Exhibits, Sections, Annexes or Schedules, such reference shall be to a Section of, or Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents, tie sheet and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular.

          SECTION 7.2  Survival.  The representations, warranties and agreements
                       --------
of the parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the parties hereto shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreement; provided, however, that the foregoing clause shall not
(i) apply to agreements of the parties which by their terms are intended to be performed either in whole or in part after the Effective Time, and (ii) shall not relieve any person of liability for fraud, deception or intentional misrepresentation.

          SECTION 7.3  Parties in Interest.  This Agreement shall be binding
                       -------------------
upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and, other than the right to receive the consideration payable in the Merger pursuant to Article I hereof, is not intended to and shall not confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          SECTION 7.4  Waiver and Amendment.  Prior to the Effective Time, any
                       --------------------
provision of this Agreement may be: (i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that no amendment or waiver may be made that would change the form or the amount of the Merger Consideration or otherwise have the effect of prejudicing the Bank shareholders' interest in the Merger Consideration following the Bank Shareholders' Meeting.

          SECTION 7.5  Counterparts.  This Agreement may be executed in
                       ------------
counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          SECTION 7.6  Governing Law.  This Agreement shall be governed by, and
                       -------------
interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, or, to the extent it may control, federal law, without reference to the choice of law principles thereof.

          SECTION 7.7  Expenses.  Subject to the provisions of Section 6.3
                       --------
hereof, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that all filing and other fees (other than federal and state income taxes) required to be paid to any governmental agency or authority in connection with the consummation of the transactions contemplated hereby shall be paid by SBI.

          SECTION 7.8  Notices.  All notices, requests, acknowledgments and
                       -------
other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

          If to Bank, to:

                  First Capitol Bank
                  2951 Whiteford Road
                  York, PA  17402
                  Attention:  Owen O. Freeman, Jr., Chairman

                  With copies to:

                         Saul, Ewing, Remick & Saul LLP
                         Penn National Insurance Tower
                         2 North Second Street, 7th Floor
                         Harrisburg, PA  17101
                         Attention:  John B. Lampi, Esquire

          If to SBI, to:

                  Susquehanna Bancshares, Inc.
                  26 North Cedar Street
                  Lititz, PA  17543
                  Attention:  Robert S. Bolinger, President and Chief Executive
                              Officer

                  With copies to:

                         Morgan, Lewis & Bockius LLP
                         One Commerce Square
                         417 Walnut Street
                         Harrisburg, PA  17101-1904
                         Attention:  Charles L. O'Brien, Esquire

          If to Interim Bank, to:

                  Susquehanna Interim Bank
                  c/o Susquehanna Bancshares, Inc.
                  26 North Cedar Street
                  Lititz, PA  17543
                  Attention:  Robert S. Bolinger, President and Chief Executive
                              Officer

                  With copies to:

                         Morgan, Lewis & Bockius LLP
                         One Commerce Square
                         417 Walnut Street
                         Harrisburg, PA  17101-1904
                         Attention:  Charles L. O'Brien, Esquire

          SECTION 7.9  Entire Agreement; Etc.  This Agreement, together with
                       ---------------------
such other agreements as are executed by the parties in connection herewith, on the date hereof, represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement, together with such other agreements as are executed by the parties in connection herewith, on the date hereof, and thereof, shall be binding upon and shall inure to the benefit of the parties hereto and thereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly provided.

          SECTION 7.10  Intentionally Omitted Sections.  The term "Intentionally
                        ------------------------------
Omitted" appearing after certain sections of this Agreement has been used for convenience only, and does not in any way limit or alter the provisions hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the day and year first above written.

                                   SUSQUEHANNA BANCSHARES, INC.



                                   By:/s/ Robert S. Bolinger
                                      ----------------------------------------
                                      Title: Robert S. Bolinger, President

                                   SUSQUEHANNA INTERIM BANK


                                   By:/s/ Robert S. Bolinger
                                      ----------------------------------------
                                      Title:  Robert S. Bolinger, President

                                   FIRST CAPITOL BANK



                                   By:/s/ Owen O. Freeman
                                      ----------------------------------------
                                      Title:  Owen O. Freeman, Jr., Chairman

                                 SCHEDULE 1.2


                              Exchange Provisions
                              -------------------


          So long as the Average Price Per Share of SBI Common Stock Before Closing is at or between $32.00 and $42.00, then 1.352 shares of SBI Common Stock shall be exchanged for each of the outstanding shares of Bank Common Stock and the Exchange Ratio shall equal 1.352.

          The Average Price Per Share of SBI Common Stock Before Closing shall be determined by adding the price at which SBI Common Stock is reported to have closed by NASDAQ's NMS (or if SBI Common Stock is not quoted on NASDAQ's NMS then as reported by a recognized source as to the principal trading market on which such shares are traded) over the period of ten business days ending on the second business day preceding the date set for Closing, pursuant to Section 1.1
(b) hereof, and dividing such total by 10 (such Average Price Per Share Before Closing is also referred to as the "Average Closing Price").

          If the Average Closing Price is greater than $42.00, then 28,729,000 divided by the Average Closing Price shall be the total number of shares of SBI Common Stock to be exchanged for all of the outstanding Bank Common Stock, and the Exchange Ratio shall equal the total number of shares of SBI Common Stock to be exchanged for all of the outstanding Bank Common Stock divided by the total number of shares of Bank Common Stock outstanding on the Effective Date.

          If the Average Closing Price is less than $32.00, then 21,889,000 divided by the Average Closing Price shall equal the total number of shares of SBI Common Stock to be exchanged for all of the outstanding Bank Common Stock, and the Exchange Ratio shall equal the total number of shares of SBI Common Stock to be exchanged for all of the outstanding Bank Common Stock divided by the total number of shares of Bank Common Stock outstanding on the Effective Date.

          Notwithstanding the foregoing, Bank shall have the right to terminate this Agreement, in accordance with Section 6.1 (e), if the Average Closing Price is greater than $42.00, and SBI shall have the right to terminate this Agreement, in accordance with Section 6.1(f), if the Average Closing Price is less than $32.00.

          The Exchange Ratio in all instances set forth herein is subject to adjustment in accordance with Section 1.2(c).